FIRST AMENDMENT TO

SUB-ADVISORY AGREEMENT

This amendment to Sub-Advisory Agreement, effective January 4, 2018 (the “Amendment”), is entered into by and among Great-West Capital Management, LLC, a Colorado limited liability company and registered investment adviser under the Investment Advisers Act of 1940 (the “Adviser”), Goldman Sachs Asset Management, L.P., a limited partnership organized under the laws of Delaware and registered investment adviser under the Investment Advisers Act of 1940 (the “Sub-adviser”), and Great-West Funds, Inc., a Maryland corporation and registered investment company under the Investment Company Act of 1940 (the “Fund”).

WHEREAS, the Adviser, Sub-adviser and Fund are parties to the Sub-Advisory Agreement, dated December 5, 2013 (the “Agreement”); and

WHEREAS, the Adviser, Sub-adviser and Fund desire to amend the Agreement, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Schedule A is deleted in its entirety and replaced with Schedule A attached hereto and incorporated herein.

2. Schedule B is deleted in its entirety and replaced with Schedule B attached hereto and incorporated herein.

3. Article II.E(1) is amended by deleting the last sentence thereof and replacing it with the following: “Notwithstanding the above, for so long as the Sub-Adviser serves as investment advisor to the Portfolio, the Adviser and the Fund may use the Portfolio’s name in the registration statement, shareholder reports, other SEC filings of the Portfolio and on the Fund’s web site and in marketing materials without the Sub-Adviser’s prior written consent.”

4. Article III.B is amended by deleting the last sentence thereof and replacing it with the following: “Notwithstanding the foregoing, the Sub-Adviser shall be obligated to reimburse the Fund for liabilities incurred as a result of overdrafts for which the Sub-Adviser is responsible.”

5. Article VIII.A is amended by inserting the following sentence after the last sentence of the paragraph: “For purposes of clarification, the Sub-Adviser shall not be liable under clause (2) above for any Loss incurred or suffered by the Fund or Adviser unless such loss arises as a result of the Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations or duties under this Agreement.”

6. Article VIII.B is amended by inserting the following sentence after the last sentence of the paragraph: “For purposes of clarification, the Adviser shall not be liable under clause (2) above for any Loss incurred or suffered by the Sub-adviser unless such loss arises as a result of the Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations or duties under this Agreement.”

7. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

8. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

9. Except as amended by this Amendment, all other provisions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through duly authorized officers.

GREAT-WEST CAPITAL MANAGEMENT, LLC

Attest:	/s/ Cara B. Owen	By:	/s/ Kelly B. New

Name:	Cara B. Owen	Name:	Kelly B. New

Title:	Counsel & Assistant Secretary	Title:	Assistant Treasurer

GREAT-WEST FUNDS, INC.

Attest:	/s/ Cara B. Owen	By:	/s/ Mary C. Maiers

Name:	Cara B. Owen	Name:	Mary C. Maiers

Title:	Counsel & Assistant Secretary	Title:	Chief Financial Officer

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

Attest:	/s/ Deyan Hadjiyski	By:	/s/ Marci Green

Name:	Deyan Hadjiyski	Name:	Marci Green

Title:	Vice President	Title:	Managing Director

Schedule A – Fund

Great-West Goldman Sachs Mid Cap Value Fund

Great-West Inflation-Protected Securities Fund

Schedule B – Fees

Fund	Sub-advisory Fee
Great-West Goldman Sachs Mid Cap Value Fund

0.40% of the average daily net assets on assets up to and including $100 million, 0.35% of the average daily net assets on assets over $100 million up to and including $700 million, and 0.32% of the average daily net assets on assets over $700 million

Great-West Inflation-Protected Securities Fund

0.12% of the average daily net assets on assets up to and including $100 million, 0.09% of the average daily net assets on assets over $100 million up to and including $500 million, and 0.08% of the average daily net assets on assets over $500 million